Exhibit 99.1

FOR IMMEDIATE RELEASE

Otonomy Announces Proposed Public Offering

SAN DIEGO, April 7, 2021 - Otonomy, Inc. (Nasdaq: OTIC), a biopharmaceutical company dedicated to the development of innovative therapeutics for neurotology, today announced that it has commenced an underwritten public offering of its common stock. All shares of common stock to be sold in the offering will be offered by Otonomy. Otonomy may, in lieu of common stock, offer and sell to certain investors pre-funded warrants to purchase shares of its common stock in the underwritten public offering. In addition, Otonomy expects to grant the underwriters a 30-day option to purchase up to an additional 15% of the shares of common stock offered in this public offering. The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

Cowen and Piper Sandler are acting as joint book-running managers in the offering.

A shelf registration statement (File No. 333-227269) was previously filed with the Securities and Exchange Commission (SEC) on September 9, 2018 and became effective on September 21, 2018. A preliminary prospectus supplement relating to and describing the terms of the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. When available, copies of the preliminary prospectus supplement and the accompanying prospectus relating to these securities may also be obtained by contacting one of the following: Cowen and Company, LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, by telephone at (833) 297-2926, or by email at PostSaleManualRequests@broadridge.com; or Piper Sandler & Co., 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, Attn: Prospectus Department, by telephone at (800) 747-3924, or by email at prospectus@psc.com. The final terms of the offering will be disclosed in a final prospectus supplement to be filed with the SEC.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including, but not limited to, statements Otonomy makes regarding its intention to conduct an offering and sale of securities, the grant of the option to purchase additional shares and the ability to complete this offering. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, whether or not Otonomy will be able to raise capital through the sale of shares of common stock and pre-funded warrants or consummate the offering, the final terms of the offering, the satisfaction of customary closing conditions, prevailing market conditions, the anticipated use of the proceeds of the offering which could change as a result of market conditions or for other reasons, and the impact of general economic, industry or political conditions in the United States or internationally. Additional risks and uncertainties relating to the offering, Otonomy and its business can be found under the heading “Risk Factors” in Otonomy’s most recent current, quarterly and annual reports filed with the SEC and in the preliminary prospectus supplement and accompanying prospectus relating to the offering to be filed with the SEC. Otonomy assumes no duty or obligation to update or revise any forward-looking statements for any reason.

Contacts:

Media Inquiries

Spectrum Science

Chloé-Anne Ramsey

Vice President

408.865.3601

cramsey@spectrumscience.com

Investor Inquiries

Westwicke ICR

Robert H. Uhl

Managing Director

858.356.5932

robert.uhl@westwicke.com